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                                                                    Exhibit 23.8


                       CONSENT OF GOLDMAN SACHS & COMPANY


February 22, 2000


Board of Directors
Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950


Re: Amendment No. 1 to Registration Statement (File No. 333-90975) of Pfizer Inc.


Gentlemen:

Reference is made to our opinion letter dated February 6, 2000, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Warner-Lambert Company (the "Company") of the exchange ratio of 2.75 shares of Common Stock, par value $0.05 per share, of Pfizer Inc. ("Pfizer") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of February 6, 2000, among Pfizer, Seminole Acquisition Sub Corp., a direct wholly-owned subsidiary of Pfizer, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors", "The Proposed Merger --
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Background of the Merger", "The Proposed Merger - Factors Considered by, and
Recommendation of, the Board of Directors of Warner-Lambert", "Opinions of Financial Advisors - Opinions of Warner-Lambert's Financial Advisors" and "Opinions of Financial Advisors - Opinion of Goldman Sachs" in, and to the inclusion of such opinion letter as Exhibit 23.8 in the joint proxy statement/prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Goldman Sachs & Company

   /s/ Goldman Sachs & Co.
   -------------------------
  (Goldman Sachs & Co.)






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